UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2014

ANTHERA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34637	20-1852016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On October 17, 2014, Anthera Pharmaceuticals, Inc. (the “Company”) terminated its Credit and Security Agreement entered into on April 3, 2013 (the “Credit Agreement”) with MidCap Financial SBIC, LP (“MidCap”).

The Credit Agreement as in effect at the time of termination had a maturity date of October 3, 2016.  The Company had borrowed $10 million under the Credit Agreement, which bore interest at an annual rate equal to 9.75%.  The outstanding principal and accrued interest at the time of repayment was $5.7 million and was repaid in full on October 17, 2014 using the Company’s available cash.  In connection with the payoff, an outstanding warrant issued to MidCap as part of the financing to purchase up to 73,529 shares of the Company’s common stock was cancelled.   The termination of the of the Credit Agreement released all liens and security interests securing the debt, as well as affirmative and negative covenants including, among other things, a financial covenant that required the Company to maintain minimum levels of cash and cash equivalents in collateral accounts that were pledged to MidCap.  The Company’s operating cash increased as a result of the payoff due to the release of the financial covenant.

Loans under the Credit Agreement were secured by a pledge of substantially all assets of the Company, excluding intellectual property as well as a cash security account with Square 1 Bank.  Loans under the Credit Agreement were not guaranteed by any of the Company’s existing subsidiaries, nor did any existing subsidiaries of the Company pledge any of their assets to secure such loans.  The Credit Agreement contained customary representations and warranties and customary affirmative and negative covenants including, among other things, restrictions on debt, liens, acquisitions, mergers, dissolution or sale of assets, investments, transactions with affiliates, and prepayment of other debt and required that the Company not terminate its interest in or cease to diligently pursue the development of blisibimod.  The Credit Agreement contained a financial covenant that required the Company to maintain minimum levels of cash and cash equivalents in collateral accounts that were pledged to MidCap.  The Credit Agreement also included customary events of default, including cross-defaults on the Company’s material indebtedness and change of control

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 5, 2013 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2014	Anthera Pharmaceuticals, Inc.

	By:	/S/ May Liu
May Liu
Principal Accounting Officer and Senior Vice President, Finance and Administration